Exhibit 11.1

Itaú CorpBanca Code of Ethics

Table of Contents

Message from our Leaders			2

1.	Purpose		3
2.	Target Audience		3
3.	Responsibilities		3
4.	Rules		3
	4.1	Principle of Identity	3
	4.2	Principle of Interdependence	4
	4.3	Principle of Good Faith	7
	4.4	Principle of Excellence	7
	4.5	Scope and Management of Code of Ethics	10
	4.6	Ethics Committee	10
	4.7	Queries and Exceptions	10
	4.8	Guidance Channels and Notification	10
	4.9	Communication Channels	11
	4.10	Disciplinary Actions	11
5.	Related Documents		12

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Message to Associates

The world changes. This inexorable truth forces us to constantly rethink our relationship with society and the market. This is why we feel the need to update our Code of Ethics, a document that, when used in conjunction with our Vision and Corporate Culture—Our Way of Doing—helps bring to light our most essential values. We are convinced that if we follow its principles, we can ensure the longevity and credibility of Itaú Corpbanca.

Our Code is based on four basic principles: identity (what sets us apart from other companies), interdependence (the social coexistence engine), good faith (trust builds trust) and excellence (ongoing quest for superior quality). These principles inspire our standards, rewritten to make them clearer and more comprehensible, but without losing their essence.

The Code of Ethics is—and should be—a constant reference document for the managers and associates in our organization. First and foremost, it is an educational and disciplinary tool used to guide a vision that is appropriate and coherent with our guidelines. It clearly lays out which behaviors we consider appropriate and therefore necessary, and which we consider to be wrong and therefore unacceptable.

Using this Code as a guide is like using a moral compass to bring out our best behavior and make the best decisions, always for the common good.

There is no doubt that if we all strive to implement the principles of this Code on a daily basis, we will build an even more solid and ethical organization, a source of pride for us all.

Milton Maluhy

Chief Executive Officer

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Itaú Corpbanca Code of Ethics

SUMMARY

Guide a vision that is appropriate and coherent with our guidelines.

1	PURPOSE Guide a vision that is appropriate and coherent with our guidelines. It clearly lays out which behaviors we consider appropriate and therefore necessary, and which we consider to be wrong and therefore unacceptable.

2	TARGET AUDIENCE The entire Bank and Subsidiaries

3	RESPONSIBILITIES All associates of the Bank and Subsidiaries must comply with the four basic principles: identity (what sets us apart from other companies), interdependence (the social coexistence engine), good faith (trust builds trust) and excellence (ongoing quest for superior quality).

4	RULES

4.1 Principle of Identity

We are a company dedicated to growth, efficiency and customer satisfaction based on ethical business practices and sustainable development.

Just like any person whose personality traits set him or her apart from the rest, any lasting organization has a corporate identity that renders it unmistakable. Identity is the answer to a key question: Who are we? In other words, what traits describe us and allow our public and society to recognize us as a company that stands apart from the rest?

We are an organization that is proud to work together as a whole. This is why we strive to establish effective links with our public, watch over the quality of our products and services, analyze the socio-environmental impacts of our financial activities and adopt practices that help us create shared value.

These characteristics of Itaú Corpbanca are defined, above all, in our organizational culture, in the corporate governance guidelines and the practices summarized below.

Corporate Social Responsibility

To avoid moral digressions and unjust favoritism for Itaú Corpbanca or third parties, we encourage ethically-based decision making. To implement this guideline:

•	We align activities, business and operations of the companies in the organization with the Vision, Culture, Sustainability Policy, Code of Ethics and other commitments expressed in our policies on talent management, risk management, financial controls, audits, compliance, internal controls and corporate security (prevention of illegal acts, data security and others).

•	We provide clear and correct information needed by our public and society as a whole to make decisions regarding our organization.

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•	We do not make use of any artifice, imposition or pressure in our activities, operations and businesses.

•	We protect non-public information (restricted, confidential and insider information) to prevent information leaks from damaging the organization, our public and society as a whole, and we maintain trust-based relationships with all of these groups.

•	In our operations and businesses we take into account the dilemmas and risks associated with sensitive issues associated with environmental conservation and the war on crime, such as: arms trade, energy generation, mining, biodiversity, casinos, use of asbestos, animal research, genetic engineering and others.

Compliance with Laws, Standards and Regulations

•	We comply with laws, standards and regulations in force in the countries where we operate.

•	We maintain institutional policies and practices for preventing and fighting all forms of corruption (bribery, influence peddling, unjust favoritism, etc.), money laundering, fraud and other illegal or criminal acts.

•	We follow the ethical and self-regulating guidelines of the business associations which we belong to.

•	Internally, we propagate the idea that laws, standards and regulations alone do not cover the ethical implications of all situations. This is why we encourage people to reflect on the influence of our actions, from an ethical standpoint, on the public, society and the environment.

Working Relationships

We value our associates by:

•	Respecting human rights and promoting social diversity. We adopt policies and practices to prevent and fight all forms of discrimination, harassment, prejudice and undignified working conditions (such as child labor or forced labor).

•	Paying, promoting and duly recognizing efforts based on meritocratic criteria.

•	Maintaining education, safety and health programs at work.

•	Guaranteeing their rights to collective bargaining and free political, religious and trade union association.

4.2 Principle of Interdependence

We interact with the public and with society as a whole to share values and actions that lead to the common good.

Social coexistence presupposes that just as we depend on others, others also depend on us. Our interests cannot be carried out at the expense of the interests of others, because we run the risk of breaking the bonds we have built up with our public. We believe that shared value benefits all parties involved and allows relationships to endure.

This is why we foster dialog and cooperation with our public, try to harmonize their interests with ours, welcome their suggestions and criticisms to enhance our performance, respond timely and correctly to their doubts and tirelessly improve our products and services. In this way, we try to turn our attention to opportunities that create value.

Customers and Consumers

Customers and consumers are our reason for being. Identifying their expectations and needs and improving on our activities, constantly striving to keep in tune with them, is the best way we can act in the banking market. Therefore:

We must:

•	Respect their freedom of choice after having clearly, correctly and efficiently provided the information necessary to make informed decisions.

•	Adopt easily understandable contracts that clarify the rights and responsibilities of the parties and highlight any existing risks to avoid doubt or misunderstanding.

•	Provide customer attention channels and listen attentively, quickly resolving requests, complaints and suggestions.

•	Value a customer’s privacy and use information security and protection devices to guarantee use only with their prior knowledge and for their own benefit, strengthening the trust-based relationship.

•	Understand customers’ needs in order to provide information and financial solutions that help individuals and companies to develop a healthy relationship with money.

We must not

•	Resort to ploys such as tied sales (sales of products tied to the acquisition of others) and other forced or embarrassing situations in the pursuit of business.

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•	Obtain results at any cost by creating expectations regarding products or services that do not respond to reality, or by misleading customers and consumers, pushing their needs and interests aside.

•	Disseminate information, advise or trade on the basis of rumors or unreliable data, to the detriment of other parties.

Shareholders and Investors

To preserve the specific interests of shareholders and investors, Itaú Corpbanca believes that:

We must

•	Adopt transparent, objective and impartial practices for monitoring conflicts of interest between shareholders, managers and Itaú Corpbanca.

•	Comply with pre-established standards, approved by majority vote and previously informed to the market, for conducting business or operations with related parties (majority shareholders, administrators and their respective relatives and spouses, companies owned by or associated with the institution, etc.) and maintain equality and compliance with Itaú Corpbanca’s policies and procedures.

•	Provide clear, correct and objective information as necessary for related parties to make informed decisions and increase transparency.

•	Establish mechanisms to prevent insider information leaks and contribute effectively to good corporate governance.

•	Prepare accounting and financial statements that accurately and clearly reflect the transactions carried out and lead the public to make the most appropriate decisions.

•	Conduct a preventive analysis of our operational, financial, social, environmental and reputational risks, with a focus on business longevity.

We must not

•	Conduct business or operations with related parties with a view to exclusively meeting the particular interests of shareholders, managers or third parties, as such a procedure constitutes an abuse of power.

•	Ignore suggestions, criticisms and concerns from any related party, or refuse to answer them professionally, correctly and in due time, giving rise to dissatisfaction and potential complaints.

•	Benefit from insider information to sell or buy financial assets (shares, derivatives, etc.) directly or through third parties, as this constitutes a breach of trust.

•	Use a business opportunity or prospect identified by the companies of Itaú Corpbanca for personal gain at the expense of shareholders and investors.

•	Leak any information which may interfere with the market value of Itaú Corpbanca shares, as such an act may be harmful to shareholders and investors.

Suppliers

Companies such as Itaú Corpbanca form a value chain with their goods and service providers and trade and business allies. Our responsibility extends across our network of associations. Therefore:

We must

•	Adopt objective, transparent and fair recruiting and hiring criteria to avoid any form of favoritism or discredit to our alliances.

•	Support the sustainable development of suppliers, the promotion of dignified work and compliance with legal, labor, environmental, health and safety requirements, placing special emphasis on fighting illegal or criminal acts (corruption, influence peddling, fraud, money laundering and smuggling, among others) to keep us in line with the principles of our Code of Ethics.

We must not

•	Tolerate any form of degrading work (child labor, forced labor or others) or working conditions that are hazardous to health, in addition to physical and psychological abuse, to avoid supporting the informal economy or putting our image at risk.

•	Maintain personal and business ties with suppliers, which could sway decisions and compromise our exemption.

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Competition

Competition is essential for customers and consumers to exercise their freedom of choice. However, we must be attentive to two types of practices: unfair competition, through the use of ploys to favor one company over others, and the formation of trusts or cartels that expose the market to a stacked deck of cards, to the direct detriment of the buyers of goods or services. For this reason:

We must

•	Act in accordance with the precepts of free competition and respect the reputation and opinions of our competitors.

•	Join business associations with a spirit of cooperation and with the sole objective of improving the sectors of the economy in which we operate.

•	Respect intellectual property and not use information from competitors without their express authorization.

We must not

•	Promote economic espionage or obtain plans and actions from the competition through shady means.

•	Make comments that may affect the image or spread rumors about our competition.

•	Deal with our competitors on sensitive issues that involve our strategic differences, such as business strategies, competitive advantages, pricing policy, contract terms, costs, market surveys, accounting and management results, new product development, services and technologies.

Public Sector

The relationships and contacts we hold with authorities and officials demand a great deal of transparency and rigorous accountability on our part. Therefore:

We must

•	Keep our corporate decisions free from political or ideological preferences to avoid compromising the independence of Itaú Corpbanca.

•	Interact while always keeping in mind any apparent conflict of interests, or the perception that others may have of our conduct, maintaining intact the integrity of Itaú Corpbanca.

•	Limit our alliances and contributions (sponsorships, donations and others) to the benefit of the community and for the purpose of improving public services as an active way of exercising our corporate citizenship.

•	Contributions to political parties or candidates are prohibited at Itaú Corpbanca. Any application for donation of resources must be registered with the Compliance Department.

•	Respect the expression of opinions and political participation of managers and associates in a strictly personal nature, as long as such practices do not explicitly represent the position of Itaú Corpbanca nor constitute a veiled form of institutional support.

We must not

•	Satisfy private interests to the detriment of the common good or contribute to the private appropriation of public resources, as these practices are detrimental to general interests and jeopardize the reputation of Itaú Corpbanca.

•	Win over authorities, officials, public service agents or election candidates with gifts or personal favors to facilitate business, fulfill legal obligations or expedite routine procedures, as such practices constitute forms of corruption and are criminal offenses.

•	Show any corporate preference for acts or statements by government agents, or make political comments that compromise the capacity to maintain exclusively business relationships.

•	Condition potential contributions (sponsorships, donations and others) to obtain undue benefits for Itaú Corpbanca, for ourselves or for third parties, considering the detrimental effects on public interests and the reputation of the bank.

Third Sector

This refers to the sector made up of non-governmental non-profit organizations, such as associations, foundations, social organizations (SO) and civil society organizations of public interest (CSOPI), whose main objective is to produce public services. Our relationship with this sector is one of the most important aspects of our corporate citizenship. It associates economic efficiency with social investment and aims to help build a society that provides more egalitarian opportunities. For this reason:

We must

•	Establish alliances to promote the sustainable development of society, thereby avoiding compromising the ability of future generations to meet their own needs, within the limits of local legislation and our corporate guidelines.

•	Allocate sponsorships and donations to the social, economic, educational, cultural and environmental development of the communities with which we maintain relationships.

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•	Support and encourage Itaú Corpbanca’s social actions, carried out through its institutes and foundations.

We must not

•	Form alliances and make contributions (sponsorships and donations, among others) to third-party organizations based on personal relationships or ones that are not in compliance with corporate law and guidelines.

•	Undertake social investment actions related to business interests.

•	Condition social investment in beneficiary organizations to their acquisition of bank products or services.

Media

We are aware of the importance of mass media as a front line in the protection of freedom of expression, public interests and diverse opinions, essential values in the consolidation of democracy in the country. Media dissemination of news and analysis is essential in informing the population and providing indispensable tools for taking a stance on the most diverse issues in a conscious way. Therefore:

We must

•	Maintain a relationship with the media that is governed by veracity and independence, with the clear intention of helping the media to fulfill its function of informing public opinion with due diligence.

We must not

•	Confuse our obligation to accountability with marketing or propaganda, to avoid any misunderstandings that mislead our public.

4.3 Principle of Good Faith

We act in good faith and take responsibility for our actions and choices. Evidence shows that trust generates trust, sometimes twice over. We must apply the famous golden rule: do unto others as you would have them do unto you.

We are guided by three main pillars: we know we only build our credibility by treating others fairly and as they expect; by assuming responsibility for our actions and choices, we show the honesty of our purpose; and no business will last if it is not built on trust. To ensure the credibility of Itaú Corpbanca and consolidate the trust placed in us:

We must

•	Engage in open dialog, which means being open to different constructive opinions. This relaxes the work environment, favors social coexistence, opens horizons and multiplies opportunities for innovation.

•	Acknowledge the ideas and achievements of colleagues to dignify their work and protect their ownership.

•	Share non-confidential information, where its knowledge may benefit outside activities or decisions. This strengthens our relationship with the public and society and improves the quality of our relationships.

We must not

•	Mislead and harm others, even if such a practice may benefit Itaú Corpbanca.

•	Use the name of Itaú Corpbanca or our own position for personal gain or benefits for relatives and third parties, potentially ruining our own professional reputation and that of the organization.

•	Present ideas, opinions and personal preferences as though they pertained to Itaú Corpbanca, its administrators or associates, an act that undermines trust and a collaborative climate.

4.4 Principle of Excellence

We continually improve the quality of our work and cultivate motivating environments that encourage cooperation.

To set ourselves apart in a highly competitive market, we must provide superior services. These quality standards depend on an ongoing improvement in our work and the processes on which it is based, as well as a motivating, mutually respectful and cooperative environment.

The excellence of our work is the result of a collective construct and depends, above all, on the quality of our professional position and how we resolve conflicts of interest.

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Professional Position

Our choices and attitudes can both exert a positive influence on the trust we receive and discredit us, giving rise to personal and professional dissatisfaction. It is important to qualify our professional conduct. Based on this:

We must

•	Learn from our mistakes, acknowledging them and proposing possible prevention mechanisms due to their potential to harm other co-workers and Itaú Corpbanca.

•	Work conscientiously, thoroughly, diligently and faithfully in the interests of Itaú Corpbanca.

•	Take care of the facilities, resources, equipment, machines and other work materials available and use them for personal purposes only in cases of emergency and in complete moderation.

•	Responsibly use benefits, such as prepaid medicine and dental care programs, banking products, food vouchers, transportation, parking and recreational clubs, among others, as a sensible sign of collaboration.

•	Exercise our corporate citizenship by respecting the right to free political, religious and trade union association, comply with conventions and collective agreements and observe labor rights and responsibilities.

•	Follow the guidelines of conscious consumption and conserve resources, such as water, energy, paper, disposable objects, office supplies and fuel, among others, making an effort to preserve the environment and recycle everything possible.

•	Guarantee and respect voluntary participation in contributing to internal commemorations, gifts to colleagues, secret gift exchange or donations, without disclosing the amounts contributed, in order to maintain a friendly atmosphere.

•	Avoid raffles, drawings, bets or games with prizes; ask to borrow money from or grant loans to co-workers.

•	Moderate the use of alcoholic beverages in internal commemorations and keep noise down in respect for relationships and good work progress.

•	Notify our Immediate Supervisor in the event that we intend to be a candidate for public office, at least three months before submitting the request for candidacy, in order to maintain things in good working order.

•	Prevent financial imbalances that involve moral, psychological, professional and social damages. Manage personal and family business in a planned, prudent and responsible manner and use financial resources consciously.

•	Base investments, financing and loans on public information, in accordance with legislation and restrictions contained in internal policies, standards and procedures that prohibit the use of insider information.

•	Notify our Immediate Supervisor, or communicate by other channel, any violation of this Code—grounded in facts—in a spirit of cooperation and heedful to Itaú Corpbanca.

We must not

•	Discriminate against any person based on gender, culture or ethnicity, race or skin color, social status, religion, age, marital status, sexual orientation, political or philosophical beliefs, permanent or temporary physical characteristics, disabilities and others. These types of behavior are acts of intolerance that offend people and threaten their dignity.

•	Practice or tolerate any conduct of moral harassment that harms the personal integrity of the victim, or sexual harassment to obtain sexual favors, behaviors that have legal consequences and jeopardize the work environment.

•	Punish or seek revenge against those who communicate, in good faith, through legitimate channels any situation of harassment, discrimination or any violation of this Code, giving rise to an internal environment of persecution, fear and discredit.

•	Conduct business of a personal nature based on information from Itaú Corpbanca or to the detriment of our own work responsibilities.

•	Sell or buy merchandise or services inside the Itaú Corpbanca facility, misspending time and disturbing co-workers.

•	Spread rumors and insidious remarks about co-workers, competitors, customers and business allies, creating uncomfortable and embarrassing situations and potential reprisals against ourselves and Itaú Corpbanca.

•	Speak to the press on behalf of Itaú Corpbanca or its companies, unless previously authorized to do so.

•	Put into practice or tolerate businesses or operations that may be involved in illegal or criminal acts, such as corruption, bribes, money laundering or fraud, violating legal provisions and making Itaú Corpbanca the target of serious sanctions.

•	Disseminate content that goes against the values and guidelines of Itaú Corpbanca (pornographic, classist and illegal content, among others).

•	Use illegal drugs, jeopardizing the image of Itaú Corpbanca and compromising job performance and the work environment.

Conflicts of Interest

Whenever private—personal or group—interests go against and prevail over the interests of Itaú Corpbanca or its public, this results in a conflict of interest. This compromises the impartiality of our actions and jeopardizes the reputation of Itaú Corpbanca, its managers and associates. To avoid an abuse of power for personal gain or unfair advantages for third parties, we must promptly notify the relevant channels of any potential situation of conflict of interest and seek guidance.

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Information and Know-How

The way in which we use the information and know-how (knowledge, techniques, technologies, methods, systems and software, among others) available can have positive or negative results, as their use has impacts on both the business and on the reputation of people. Therefore, it is fundamental that non-public information (restricted, confidential and insider) remains confidential, both on a personal and professional sphere. In this sense:

We must

•	Use our information and know-how in favor of Itaú Corpbanca and, where appropriate, in favor of our public.

•	Respect the privacy of customers and suppliers by maintaining the confidentiality of their records, information, operations and services rendered, to avoid a violation of trust.

•	Protect and prevent any document or information leaks, which may cause an uncomfortable situation or harm people or companies. Ensure that non-public information is communicated only in authorized circles.

•	Request permission from the Compliance Officer before using non-public information or know-how for outside activities or publications such as classes, conferences, seminars, academic papers, books, journals and other media (social networks, video or photo sharing sites, blogs and microblogs). Their disclosure or adulteration may lead to economic loss, support the competition or adversely affect the business or image of Itaú Corpbanca.

We must not

•	Use non-public information for private purposes or share it to third parties without prior authorization from the owners of the information, as it may harm Itaú Corpbanca and its public.

•	Make copies of information, processes, methodologies, software and other materials from Itaú Corpbanca, even if they have been developed by the associate in his/her work environment, as this implies theft of intellectual property.

•	Share information owned by Itaú Corpbanca on social networks, spread rumors or tarnish the image of managers, associates or the organization.

Kinship and Other Close Relationships

Relatives, spouses and stable partners may be recruited and hired by the company, although they may represent real or presumed conflicts of interest, such as subjectivity, provided that appropriate measures are taken.

These relationships extend to spouses, relatives through blood, marriage or adoption, through a direct line of ancestry (parents, grandparents), offspring (children, grandchildren) or through a collateral relationship (brother/sister-in-law, cousins, nephews/nieces, daughter/son-in law, etc.); it also extends to stable partners and other close relationships (boyfriends, girlfriends, etc.). In this sense:

We must

•	Notify our immediate supervisor, human resources and the Compliance Department if interested in recruiting a spouse or relative to work at Itaú Corpbanca, to ensure that there are no impediments.

We must not

•	Generate conflicts of interest or favoritism through kinship ties or close relationships between managers and associates working in the same area, in different areas, or in the same physical location (e.g., same branch).

External Activities and Personal Relationships with Customers and Suppliers

Any possible relationships between managers and associates and other companies may lead to favoritism and tarnish images or destroy reputations. Therefore:

We must

•	Notify our Immediate Supervisor of our intention to engage in activities in other organizations and await their opinion before undertaking such activities.

•	Request express authorization from the Compliance Officer before engaging in a partnership with professionals, companies and business managers who are customers or suppliers of Itaú Corpbanca, to fully assess any implications.

•	Seek the guidance of the Institutional Relations or Compliance Department before participating in interviews and media programs on Itaú Corpbanca activities to avoid any misunderstanding.

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We must not

•	Engage in private business with professionals or companies that are customers, suppliers or maintain any type of relationship with Itaú Corpbanca without first obtaining express authorization of the Compliance Officer and following corporate guidelines, as the relationship can raise doubts.

•	Work in other organizations—as supervisor, associate, service provider, consultant or adviser, partner, managing partner or investment partner—where our activities may be in conflict with the activities developed at Itaú Corpbanca, either due to their nature or the time commitment required, insofar as this situation may generate dilemmas and distract the attention of the associate.

Gifts, Contributions and Invitations:

Certain external relationships or business practices may be considered attempts to win over a person or influence decision makers, both on a business and political sphere. Some good examples of this are: invitations to lunch or dinner, gifts, offers of rewards, prizes, discounts on personal transactions, business or tourist trips, tickets to sporting events, shows and cultural events and favors of any kind.

These advantages, even when under the pretext of building working relationships, can easily be confused with mechanisms for circumventing rules or interpreted as illegitimate means of conducting business. In such delicate circumstances:

We must

•	Avoid receiving or accepting an offer of items that may directly or indirectly establish links or commitments that affect business transparency, unless market practices require the exchange of gifts and such actions are authorized within the confines of corporate rules.

•	Make contributions on behalf of Itaú Corpbanca (sponsorships or donations), in keeping with corporate standards on the issue, especially in the public sector.

•	Notify the Compliance Officer of any gift or contribution received.

We must not

•	Suggest, offer, grant, promise or receive gifts, contributions and favors of any kind to or from people and companies in the public and private sectors, third sector, members of political parties and government entities in exchange for facilitating business, operations or activities of Itaú Corpbanca or to obtain undue benefits for ourselves or third parties.

•	Offer or receive gifts and contributions of any kind or value, even if small gifts, which may appear suspect, if we are managers or associates of the Itaú Corpbanca Purchasing Department.

4.5 SCOPE AND MANAGEMENT OF CODE OF ETHICS

The Compliance Department is responsible for complying with this Code of Ethics and Conduct and for clarifying any doubts regarding these guidelines.

4.6 ETHICS COMMITTEE

The purpose of this committee is to ensure behavior with the highest standards of professional and personal excellence by all associates at Itaú Corpbanca. This should be guided at all times by the corporate principles and values that identify its spirit, philosophy and good business practices. This committee is also responsible for applying fines for misconduct by associates in the work environment and business environment.

4.7 QUERIES AND EXCEPTIONS

Queries and analysis of exceptions relating to issues in the Code of Ethics should be sent via e-mail to the Compliance Officer.

4.8 GUIDANCE CHANNELS AND NOTIFICATION

Our commitment to the guidelines of the Code is the effective basis of Itaú Corpbanca’s solidity and longevity. This means that when faced with an event or the suspicion of violation of a guideline, law, regulation or standard, we must notify this situation as soon as possible to the relevant channels, which will act in compliance with the following conditions:

•	The event will be investigated in the strictest of confidence;

•	Anonymity will be ensured where requested;

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•	The investigation will be impartial and independent;

•	No complaints or accusations will be considered without being solidly grounded in facts;

•	Complaints or accusations made in bad faith, with the intent to harm, will be subject to disciplinary actions;

•	Disciplinary actions will be taken against any attempted retaliation.

4.9 COMMUNICATION CHANNELS:

•	Anonymous complaints Extension 7500

•	E-Mail: codigodeeticachile@itau.cl

•	Anonymous Reporting Channel in Corpbanca Intranet

•	E-Mail: eticayconducta@corpbanca.cl

•	Human Resources or Talent Management Department

•	Audit Department, in the event complaints are made against associates of the Compliance Department

•	Compliance Officer

4.10 DISCIPLINARY ACTIONS

Failure to comply with the guidelines of the Code of Ethics may lead to administrative actions set forth in Itaú Corpbanca’s internal standards.

“It’s not hard to do the right thing, its hard to decide the right thing to do.”

    Robert Henry Srour

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5	RELATED DOCUMENTS
5.1	Unibanco Code of Ethics
5.2	General Code of Conduct
5.3	HF-5 Policy

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